Exhibit 6

FORWARD CONFIRMATION

SOCIÉTÉ GÉNÉRALE 17 COURS VALMY 92987 PARIS-LA DEFENSE, FRANCE

June 14, 2012

MHR Capital Partners (100) LP (“Counterparty”)

(Notice details provided on Annex A hereto)

Forward Sale Transaction - Our Transaction Reference Number:

Dear Sir / Madam,

This confirmation (the “Confirmation”) confirms the terms and conditions of a transaction (the “Transaction”) entered into between Société Générale (“Dealer”), and Counterparty, and together with the terms for the Transaction described in Annex C hereto constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below with respect to each Transaction. The Confirmation and the terms of the Transaction as set forth on Annex C together constitute the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersede all prior or contemporaneous written and oral communications with respect thereto.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and a Confirmation, the terms of the Confirmation will govern. All references to a “Swap Transaction” in the 2006 Definitions shall be deemed a reference to a “Share Forward Transaction” for the purposes of this Transaction. This Transaction hereunder constitutes a Share Forward Transaction for the purposes of the Equity Definitions.

1.   The Confirmation and the terms of the Transaction as set forth on Annex B and Annex C together constitute a “Confirmation” as referred to in, and supplements, forms a part of, and is subject to, an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if the parties had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and USD as the Termination Currency) on the date hereof between Dealer and Counterparty. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. The parties agree to be subject to an agreement in the form of the 1994 ISDA Credit Support Annex (Bilateral Form–New York law version), which supplements, forms part of, and is subject to the Agreement, as if they had executed such annex on the Trade Date (the “Annex”) with Paragraph 13 of the Annex containing the modifications and elections set forth below.

2.   The terms of the Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:

The earlier of (i) the date on which Dealer or its affiliate completes its hedge in connection with the Transaction as specified in Annex C; provided that, if the Trade Date has not otherwise occurred by September 14, 2012, such date shall be the Trade Date and Dealer’s or its affiliate’s hedge will be deemed completed as of such date for all purposes hereof and (ii) the date designated by Counterparty by written notice to Dealer as the Trade Date; provided that such date shall not be earlier than the date such notice has been delivered and in any event not later than September 14, 2012. For the period from the date hereof to the Trade Date, Dealer will notify the Counterparty in writing via email to Janet Yeung at jyeung@mhrfund.com, copying David Schultz at dschultz@omm.com and Denis Smith at dsmith@mhrfund.com of the number of Shares for which a hedge relates and the price allocable to such hedge no later than by the opening of business on the Exchange Business Day following any Exchange Business Day on which Dealer or any of its affiliates entered into any hedges with respect to the Transaction.

Final Date:	The date that is twelve (12) months following the Trade Date (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Shares:	The common stock, par value $0.10 per share of Navistar International Corporation (the “Issuer”) (Security Symbol: “NAV”)

Number of Shares:

A number of Shares, which represents the number of Shares Dealer or its affiliate has hedged in connection with the Transaction up to and including the Trade Date. Upon the occurrence of the Trade Date, Dealer will send to Counterparty a completed Annex C for the Transaction.

Exchange(s):	New York Stock Exchange, or any successor to such exchange or quotation system.

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer

Seller:	Dealer

Buyer:	Counterparty

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Forward Price:

On the Trade Date, the Adjusted Initial Reference Price.

On each day following the Trade Date, the Forward Price as of the Reset Date immediately preceding such day + (the Forward Price as of the Reset Date immediately preceding such day x applicable Accrual Rate x applicable Floating Rate Day Count Fraction for such day)

VWAP Price:

For any Exchange Business Day, the “Volume Weighted Average Price” per Share, as displayed on Bloomberg Page NAV US EQUITY AQR (or any successor thereto) for the Issuer with respect to the period from 9:30 a.m. to 4:15 p.m. (New York City time) (or, with respect to a hedging date, such shorter period between 9:30 a.m. and 4:15 p.m. as may be specified by Counterparty by shorting such period or by commencing such period after 9:30 a.m., as the case may be (a “Shortened Period”)) on such Exchange Business Day, as determined by the Calculation Agent, or in the event such price is not so reported for such Exchange Business Day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent.

In the case of a Shortened Period, (i) the Calculation Agent will adjust the VWAP Price to reflect the “Volume Weighted Average Price” per Share, as displayed by Bloomberg for such Shortened Period, and (ii) the Calculation Agent, in its sole discretion, exercised in a commercially reasonable manner, will adjust the Number of Shares to which this Transaction relates based on historical trading patterns of the Shares (as applied via Dealer’s proprietary models) over such Shortened Period.

Initial Reference Price:

The VWAP Price on each Exchange Business Day on which Dealer (or its affiliates) enters into its hedge in connection with the Transaction plus $0.05 per Share, as specified in Annex C. Upon the occurrence of the Trade Date, Dealer will send to Counterparty a completed Annex C.

Adjusted Initial Reference Price:	The Initial Reference Price + (the Initial Reference Price x 1.10% x Hedging Period Day Count Fraction)

Hedging Period Day Count Fraction:	The number of days between the Weighted Average Hedge Date and the Trade Date divided by 360.

Weighted Average Hedge Date:

The average date on which Dealer establishes its hedge in connection with the Transaction, weighted according to (i) the number of trading days between when Dealer begins hedging and the Trade Date and (ii) the notional amount hedged by Dealer on each trading day during such period.

Notional Amount:	The Number of Shares x Forward Price

Accrual Rate:	Floating Rate for the relevant Reset Date plus Spread

Floating Rate Option:	USD-LIBOR-BBA

Floating Rate for the initial Compounding Period:	As specified in Annex C. Upon the occurrence of the Trade Date, Dealer will send to Counterparty a completed Annex C.

Designated Maturity:	One month

Reset Date:	The Trade Date and the first Business Day of each month

Spread:	As specified in Annex B.

Independent Amount with respect to Counterparty:	As specified in Annex B.

Floating Rate Day Count Fraction:	Actual/360

Compounding:	Applicable, as provided in “Forward Price” above.

Business Day:	New York and London.

Dividend Payment:

With respect to any cash dividend or cash distribution on the Shares for which the Record Date occurs during the Dividend Period, Dealer shall pay such dividend to Counterparty on the Dividend Payment Date; provided that for any dividend for which the ex dividend date occurs during the Averaging Date period, Dealer shall pay an amount equal to the dividends paid on such fraction of the Number of Shares equal to the number of Averaging Dates remaining on the date the Shares begin trading ex dividend (including the date on which the Shares begin trading ex dividend) divided by the total number of Averaging Dates.

Dividend Payment Date:

In respect of any cash dividend or cash distribution on the Shares, the Dividend Receipt Date (or if such day is not a Currency Business Day, the Currency Business Day immediately following such date).

Dividend Receipt Date:	The date of receipt of a dividend by holders of record.

Record Date:	Each relevant date of determination of holder of record status.

Dividend Amount:

The Record Amount x Number of Shares (as such Number of Shares may be reduced by (i) early termination or (ii) the unwind of Shares during the period of Averaging Dates as described in “Dividend Payment” above). The Calculation Agent will adjust the Dividend Amount as necessary for any applicable taxes in respect of Section 871(m) of the Internal Revenue Code. If the Calculation Agent cannot adjust the Dividend Amount to account for such tax, or if the Transaction is otherwise terminated, the Counterparty will pay to Dealer an amount that would reimburse Dealer for any withholding tax under Section 871(m). Any tax under Section 871(m) will not be an “Indemnifiable Tax” under this Agreement.

Dividend Period:

The period commencing on and including the Clearance System Business Day that is one Settlement Cycle following the Trade Date for the relevant Transaction and ending on but excluding (x) the Cash Settlement Payment Date, if Cash Settlement applies or (y) the Settlement Date, if Physical Settlement applies.

Share Dividend Elections:

In the event that a dividend is payable in either cash or property or a combination thereof at the election of a person who would be a holder of record of such Shares, the Dividend Amount shall be determined as if no election were made pursuant to the election default provision set forth in the documents relating to the payment of dividends on the Shares.

Valuation:

Valuation Time:	At the 4:00 p.m. close of trading on the Exchange.

Valuation Date:	The final Averaging Date for the Transaction.

Averaging Dates:	As specified in Annex B.

Averaging Date Disruption:	Modified Postponement

Settlement Terms:

Settlement Method Election:

Applicable.

In addition, and without limiting any other provision herein, if Counterparty elects Cash Settlement (or Cash Settlement is otherwise deemed to apply hereunder) and Counterparty (1) represents and warrants to Dealer that it is not an “affiliate” (as such term is defined in Rule 144(a)(1) of the Securities Act of 1933, as amended) (the “Securities Act”) of the Issuer, Cash Settlement will be determined by reference to the first sentence under “Averaging Dates” contained in Annex B or (2) does not represent and warrant to Dealer that it is not an “affiliate” of the Issuer, Cash Settlement will be determined by the Dealer by reference to the definition of “Averaging Dates” contained in Annex B.

Electing Party:	Counterparty

Settlement Method Election Date:	The second (2nd) Scheduled Trading Day prior to the Final Date for the Transaction.

Default Settlement Method:	Physical Settlement.

Settlement Currency:	USD

Settlement Price:	The Relevant Price minus $0.05.

Relevant Price:

The arithmetic average of the prices calculated on each Averaging Date as the volume weighted average price per Share for all trades in the Shares on the Exchange from 9:30 a.m. New York time until 4:15 p.m. New York time on such day (calculated using Bloomberg’s service at NAV US EQUITY AQR or, if such service is not available, another method reasonably determined in good faith by the Calculation Agent, whose determination shall be final and binding unless it is unreasonable).

Forward Cash Settlement Amount:

(Settlement Price x Number of Shares) – (Number of Shares x Forward Price). For this purpose, the Forward Price shall be the arithmetic average of the Forward Prices calculated on the date that is one Settlement Cycle following each Averaging Date.

Cash Settlement:

If Cash Settlement applies, and:

(i) the Forward Cash Settlement Amount is a positive number, then Dealer shall pay to Counterparty the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date; and

(ii) the Forward Cash Settlement Amount is a negative number, then Counterparty shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date.

Cash Settlement Payment Date:	Three (3) Currency Business Days after the Valuation Date.

Physical Settlement:

If Physical Settlement applies, on the Settlement Date, Counterparty will pay to Dealer an amount equal to the Forward Price multiplied by the Number of Shares, and Dealer will deliver to Counterparty the Number of Shares (rounded down to the nearest whole Share) and pay the Fractional Share Amount, if any.

Settlement Date:	If Physical Settlement applies, the date that is one Settlement Cycle following the Final Date.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

New Shares:

The definition of “New Shares” in Section 12.1(i) of the Equity Definitions shall apply; provided, however, that:

(a) if the Exchange mentioned therein is located in the United States, the definition of “New Shares” shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment; provided that, prior to the occurrence of a Collateral Change Date, Dealer will not be permitted to adjust the collateral terms thereunder.

(b) Share-for-Other:	Modified Calculation Agent Adjustment; provided that, prior to the occurrence of a Collateral Change Date, Dealer will not be permitted to adjust the collateral terms thereunder.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment; provided that, prior to the occurrence of a Collateral Change Date, Dealer will not be permitted to adjust the collateral terms thereunder.

Additional Tender Offer Terms:

Dealer and Counterparty each acknowledges that if, during the term of this Transaction, (i) the Shares that are the subject of the Transaction are, or become, the subject of a Tender Offer and (ii) either party hereto owns a hedge with respect to such Shares and elects to participate in such Tender Offer, then, notwithstanding anything set forth to the contrary herein or in the Equity Definitions, that Transaction may not be terminated during the period from and including the Tender Offer Expiration Date (as defined below) up to but excluding the Tender Offer Date. For the purpose hereof, the following term shall have the meaning indicated below:

“Tender Offer Expiration Date” shall mean the date as of which a theoretical holder of the Shares is no longer permitted to withdraw its Shares tendered pursuant to such Tender Offer, as provided in the documents related to such Tender Offer (subject to any extensions as provided pursuant to the documents related to such Tender Offer).

Composition of Combined Consideration:	Inapplicable

Nationalisation, Insolvency or Delisting:	Cancellation and Payment

Shareholder Rights Plan:

With respect to the above Share Adjustments and Extraordinary Events, upon the occurrence of an event described in Section 11.2(e)(vi) of the Equity Definitions (including the issuance of Shares under a so-called “poison pill”) that occurs as a direct result of an acquisition of Shares, or a derivative or equivalent transaction involving the Shares, by the Counterparty or its affiliated funds in excess of the ownership threshold specified in such shareholder rights plan that triggers such Share Adjustment or Extraordinary Event, Dealer shall not be obligated to adjust the Number of Shares or other terms hereunder to reflect such event, and without limiting the foregoing, the Number of Shares deliverable by Dealer hereunder will be determined exclusive of additional Shares or rights with respect thereto delivered to other holders of Shares as a result of such event.

Modified Calculation Agent Adjustment:

For the avoidance of doubt, and without limiting the other provisions of the definition thereof, Modified Calculation Agent Adjustment will permit the Calculation Agent to adjust the collateral terms of the Transaction; provided that, prior to the occurrence of a Collateral Change Date, Dealer will not be permitted to adjust the collateral terms thereunder.

Additional Disruption Events:

Change in Law:	As specified in Annex B.

Insolvency Filing:	Applicable

Determining Party:	Dealer
Additional Termination Events:

Optional Early Termination:

Counterparty may upon two (2) Scheduled Trading Day’s prior notice (or such earlier time as the parties may agree) to Dealer, terminate the Transaction, in whole or in part, by designating any Scheduled Trading Day as the “Optional Early Termination Final Date” for the Transaction or portion thereof. If the Counterparty gives notice of election of an Optional Early Termination, Counterparty will simultaneously be required to give notice of settlement method. For the avoidance of doubt, if such right is exercised pursuant to the terms hereof, with respect to the Transaction or that portion of the Transaction that is terminated, (1) the Optional Early Termination Final Date shall be deemed to be the Final Date (subject to Disrupted Day provisions, if applicable), (2) the Optional Early Termination Settlement Date (as defined below) shall be deemed to be the Cash Settlement Payment Date or Settlement Date, as applicable, (3) the Settlement Price shall be calculated in accordance with “Settlement Terms” above as if the Optional Early Termination Final Date were the Final Date, and (4) the Calculation Agent shall make the calculations described under “Valuation” and “Settlement Terms” above with respect to all or a portion of the Transaction being terminated, as applicable, and the remainder of the Transaction shall continue in accordance with its terms.

Optional Early Termination Settlement Date:

One (1) Clearance System Business Day following the Optional Early Termination Final Date, in the case of Physical Settlement, or three (3) Currency Business Days following the Valuation Date, in the case of Cash Settlement.

Consequences of Early Termination, Extraordinary Events, Additional Disruption Events or Additional Termination Events:

Settlement:

Notwithstanding anything else in the Equity Definitions or the Agreement, upon the occurrence of a Termination Event, an Extraordinary Event, an Additional Disruption Event or an Additional Termination Event (other than an Optional Early Termination), with respect to the Transaction or any portion of the Transaction, then with respect to the Transaction or any portion of the Transaction that is terminated, (1) the Final Date shall be deemed to have occurred on the date that is thirty (30) Exchange Business Days from the date of such occurrence (provided, however, that (a) the parties may agree to modify such date and (b) with respect to a Termination Event, Additional Termination Event or Additional Disruption Event, Dealer may elect to shorten such period by up to 25 Exchange Business Days, with Counterparty’s consent, or lengthen such period by up to 10 Exchange Business Days, without Counterparty’s consent), (2) the parties shall settle the Transaction or the portion of the Transaction that is terminated as if the provisions of the Equity Definitions and “Valuation” and “Settlement Terms” above were applicable on such deemed Final Date, using the deemed Final Date to calculate the deemed Cash Settlement Payment Date or Settlement Date, (3) the Settlement Price shall be calculated in accordance with “Settlement Terms” above as if the deemed Final Date were the Final Date (except if the Shares are not listed or quoted on the Exchange or a Related Exchange or in the event of termination due to Nationalization or Insolvency, the Settlement Price shall be calculated by reference to an objective measure as determined by the Calculation Agent), and (4) the Calculation Agent shall make the calculations described under “Valuation” and “Settlement Terms” above with respect to all or a portion of the Transaction being terminated, as applicable, and the remainder of the Transaction shall continue in accordance with its terms. In connection with any such early termination, Dealer will use reasonable efforts to effect Physical Settlement to the extent Counterparty is then legally permitted to acquire the relevant Shares and has elected Physical Settlement.

Assignment:

Section 7 of the Agreement is hereby modified as follows:

Dealer may assign this Confirmation and the Transaction hereunder to any of its affiliates whose credit rating is equal to or greater than that of Dealer as of the Trade Date, with Counterparty’s consent, which consent shall not be unreasonably withheld or delayed.

Representations:

Non-Reliance:	Applicable

Agreement and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Miscellaneous:

The parties hereto intend as follows: (A) Dealer and any Collateral Custodian is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”) and, in the case of any Collateral Custodian, is acting as agent or custodian for Dealer in connection with each Transaction; (B) each Transaction is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction constitute “margin payments” as defined in Section 741(5) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement;” and (D) all payments for, under or in connection with each Transaction at settlement or early termination of all or any portion of a Transaction constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code under a “securities contract” and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement.”

Mutual Representations. Each of Dealer and Counterparty represents and warrants to the other party that:

•

Total Exposure. If the aggregate total exposure of Counterparty, its affiliated funds and any member of a “group” (as defined under Section 13(d) of the Exchange Act) to which it is a party (as disclosed by Counterparty in any filing made by Counterparty pursuant to Section 13(d) of the Exchange Act) to the Issuer under this Transaction, together with similar derivative transactions entered into between Counterparty or its affiliated funds and Dealer or Dealer’s affiliates (together, the “MHR Transactions”), shall be greater than 9.99% of Shares outstanding at any time, each party agrees to terminate the Transaction or portion of the Transaction such that such total aggregate exposure to the Issuer pursuant to the MHR Transactions shall be equal to 9.99% of Shares outstanding at that time. For the avoidance of doubt, breach of this representation shall constitute an Event of Default giving Dealer the right to immediately designate an Early Termination Date under this Transaction or any of the MHR Transactions;

•

Confidentiality. The Transaction and the terms and conditions contained therein shall not be disclosed by Dealer to any person or entity (other than on a confidential basis to its employees, accountants, attorneys or its other advisors, and then only on a confidential, “need to know” basis and in connection with the Transaction). Notwithstanding anything provided herein or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized (A) to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure and (B) to make such other public disclosures of the Transaction and the terms and conditions thereof (1) as required by judicial or administrative proceeding, (2) as required by law or regulation (including describing and/or filing this Agreement as an exhibit, as may be required, on the advice of Counterparty’s counsel, pursuant to applicable securities laws or regulations), (3) at the request of a bank or other regulatory agency or in connection with an examination by bank examiners or other regulatory authorities, or (4) at the express direction of any other authorized government agency;

•

Commodity Exchange Act. It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”), the Transaction has been subject to individual negotiation by the parties, and the Transaction has not been executed or traded on a “trading facility” as defined in the CEA;

•

Regulatory Compliance. As of the Trade Date, it has made, and at all times during the Transaction will timely make, all of its material regulatory filings and it has complied, and at all times during the Transaction will comply, in connection with the Transaction and all related or contemporaneous sales and purchases of Shares, with the applicable provisions of the under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the rules and regulations thereunder;

•

Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation Sec. 2510.3-101, 29 CFR Sec. 2510-3-101; and

•

Each party shall promptly provide notice to the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Event of Default with respect to the party.

Counterparty Representations, Acknowledgements and Agreements. Counterparty represents, warrants, acknowledges and agrees with Dealer that:

(i)	Counterparty is not as of the date hereof and as of the Trade Date, and will not be after giving effect to the Transaction contemplated hereby, insolvent;

(ii)	Counterparty will comply with its filing obligations under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)

Counterparty has (and will at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction, and has not entered into the Transaction with the intent of avoiding any regulatory filings;

(iv)

On each Exchange Business Day on which Dealer or its affiliate enters into a hedge in connection with the Transaction contemplated herein, either (1) Counterparty is not in possession of any material non-public information regarding the Issuer of the Shares, or (2) Counterparty has met the conditions of Rule 10b5-1(c) of the Exchange Act with respect to the Issuer of the Shares; provided that, in the event either (1) and/or (2) becomes untrue, Counterparty will immediately notify Dealer (an “MNPI Notice”) by electronic mail to both of the following addresses: steve.milankov@sgcib.com, and sanjay.garg@sgcib.com, or an alternate Dealer contact as provided by Dealer from time to time, at which time (i) Dealer or its affiliates will, until such time as Counterparty notifies Dealer that (1) and/or (2) is correct (a “Restart Notice”), and as soon as practicable upon receipt of such MNPI Notice, no longer purchase any additional Shares in connection with this Transaction and (ii) the Number of Shares from the time of the MNPI Notice until the Restart Notice will equal the number of Shares that Dealer has purchased up to the time of the MNPI Notice;

(v)

Counterparty will not seek to terminate via cash settlement, amend or otherwise modify the Transaction unless (1) Counterparty is not in possession of any material non-public information regarding the relevant Issuer, or (2) Counterparty has met the conditions of Rule 10b5-1(c) in taking such action;

(vi)

Counterparty, its affiliated funds and any member of a “group” (as defined under Section 13(d) of the Exchange Act) to which it is a party (as disclosed by Counterparty in any filing made by Counterparty pursuant to Section 13(d) of the Exchange Act) will not have aggregate economic exposure to the Issuer at any time prior to the termination of this Transaction of more than 14.99% of the outstanding Shares of the Issuer, including through the MHR Transactions or other derivative transactions.

Additional Provisions.

(i) For purposes of Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the parties hereby agree that any change or other event arising from the Dodd-Frank Wall Street Reform and Consumer Protection Act or the interpretation thereof shall constitute a “Change in Law” as if such change or other event had occurred after the Trade Date.

(ii) It shall be a condition precedent to Dealer’s obligations hereunder that Counterparty has delivered USD Cash in the amount of the Independent Amount applicable to Counterparty (as specified below) pursuant to the Credit Support Annex on or prior to the Trade Date.

Governing law: The law of the State of New York.

Modifications to Paragraph 13 of the Credit Support Annex:

Paragraph 13. Elections and Variables.

(a) Security Interest for “Obligations”. The term “Obligations” as used herein means any and all present and future obligations of Dealer or Counterparty to the other under or in connection with each Transaction under the Agreement.

(b) Credit Support Obligations.

(i)	Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)	“Credit Support Amount” has the meaning specified in the last paragraph of Paragraph 3.

(ii) Eligible Collateral. Except as otherwise provided in Annex B, the following items will qualify as “Eligible Collateral” for the party specified:

		Dealer	Counterparty	Valuation Percentage

(A)	Cash	[X]	[X]	100%

(B)	negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than one year	[X]	[X]	99%

(C)	negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years	[ ]	[ ]	97%

(D)	negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years	[ ]	[ ]	95%

(E)	single-class mortgage participation certificates (“FHLMC Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (“REMIC”) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities);	[ ]	[ ]	90%

(F)	single-class mortgage pass-through certificates (“FNMA Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities);	[ ]	[ ]	90%

(G)	single-class fully modified pass-through certificates (“GNMA Certificates” in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities).	[ ]	[ ]	90%

(H)	Such other collateral as Dealer and Counterparty may agree.	[ X ]	[ X ]	As may be agreed.

(iii)   Other Eligible Support. The following items will qualify as “Other Eligible Support” for the party specified: Not Applicable.

(iv)   Thresholds.

(A)	“Independent Amount” means with respect to Dealer: Zero

“Independent Amount” means with respect to Counterparty for the Transaction under this Agreement: as specified in Annex B.

(B)	“Threshold” means with respect to Dealer: Inapplicable

“Threshold” means with respect to Counterparty: Zero

(C)

“Minimum Transfer Amount” means with respect to Dealer: the lesser of $500,000 and 1.0% of the closing price per Share on the preceding Exchange Business Day multiplied by the Number of Shares (as such amount may be reduced upon early termination or settlement).

“Minimum Transfer Amount” means with respect to Counterparty: the lesser of $500,000 and 1.0% of the closing price per Share on the preceding Exchange Business Day multiplied by the Number of Shares (as such amount may be reduced upon early termination or settlement); provided, however, that the Minimum Transfer Amount for Counterparty shall be $0 upon the occurrence and during the continuance of an Event of Default, Potential Event of Default, Termination Event, Additional Termination Event (other than an Optional Early Termination) or Specified Condition with respect to Counterparty.

(D)	Rounding. The Delivery Amount and the Return Amount will be rounded up and down respectively to the nearest integral multiple of $50,000.

(c)           Valuation and Timing.

(i) “Valuation Agent” means: Dealer.

(ii) “Valuation Date” means: each Local Business Day.

(iii) “Valuation Time” means: the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv) “Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

(d)         Conditions Precedent and Secured Party’s Rights and Remedies. Each Termination Event specified below with respect to a party will be a “Specified Condition” for that party (the specified party being the Affected Party if a Termination Event or Additional Termination Event occurs with respect to that party).

	Dealer	Counterparty

Illegality	[X]	[X]
Tax Event	[ ]	[ ]
Tax Event Upon Merger	[ ]	[ ]
Credit Event Upon Merger	[X]	[X]
Additional Termination Event	[ ]	[ ]

(e)	Substitution.

(i)     “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)  Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Inapplicable

(f)	Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)

Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows: as set forth for other purposes in Paragraph 12; provided that with respect to Cash, the face value thereof multiplied by the applicable Valuation Percentage and, with respect to Treasury Securities, the arithmetic mean of the bid prices for the relevant Treasury Securities obtained by the Valuation Agent from Reference Dealers selected by it in accordance with the second sentence of Section 4.14 of the 2006 ISDA Definitions multiplied by the applicable Valuation Percentage. For these purposes, “Reference Dealers” mean three leading dealers in the principal market for the relevant kind of security.

(iii)

Alternative. The provisions of Paragraph 5 will apply, except to the following extent: (A) pending the resolution of a dispute, Transfer of the undisputed Value of Eligible Credit Support or Posted Credit Support involved in the relevant demand will be due not later than the close of business on the same Local Business Day if the demand is given by the Notification Time, but will be due on the next Local Business Day after the demand if the demand is given after the Notification Time; and (B) the Disputing Party need not comply with the provisions of Paragraph 5(II)(2) if the amount to be Transferred does not exceed the Disputing Party’s Minimum Transfer Amount.

(g)	Holding and Using Posted Collateral.

(i) Eligibility to Hold Posted Collateral; Custodians. Dealer and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(A)	Dealer is not a Defaulting Party.

(B)	Posted Collateral consisting of certificated securities must be held in New York.

Initially, the Custodian for Dealer is: Not Applicable.

(h)	Distributions and Interest Amount.

(i) Interest Rate. The “Interest Rate” will be with respect to Eligible Collateral in the form of Cash, for any day, the rate opposite the caption “Federal Funds (Effective)” for such day as published for such day in Federal Reserve Publication H.15(519) or any successor publication as published by the Board of Governors of the Federal Reserve System.

(ii) Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the first Local Business Day of each calendar month and on any Local Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b).

(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)	Other Eligible Support and Other Posted Support.

(i) “Value” with respect to Other Eligible Support and Other Posted Support means: Inapplicable.

(ii) “Transfer” with respect to Other Eligible Support and Other Posted Support means: Inapplicable.

(j)         Demands and Notices. All demands, specifications and notices hereunder will be made pursuant to the Notices Section of the Agreement, unless otherwise specified here:

Dealer:

For Collateral:

Societe Generale, New York Branch

480 Washington Boulevard

Jersey City, NJ 07310

Attention: Collateral Management Team

Telephone: (201) 839-1940

Facsimile: (201) 839-8126

E-mail: collateral-NY@sgcib.com

Sales & Trading:

Attention:

Sanjay Garg and Aurelien Bonnet

Telephone (212) 278-5187

Email: sanjay.garg@sgcib.com and aurelien.bonnet@sgcib.com

Societe Generale

c/o SG Americas Securities LLC

1221 Avenue of the Americas

New York, NY 10020

Legal Steve Milankov Telephone (212) 278-6985 Email: steve.milankov@sgcib.com Societe Generale c/o SG Americas Securities LLC 1221 Avenue of the Americas New York, NY 10020

Addresses for Transfers.

Dealer: See Payments to Dealer under Section 3 below.

Counterparty:                                 [To be advised]

(l)         Agreement as to Single Secured Party and Pledgor. Dealer and Counterparty agree that, notwithstanding anything to the contrary in the recital to the Annex, Paragraph 1(b) or Paragraph 2 of the Annex or the definitions in Paragraph 12 of the Annex, (a) the term “Secured Party” as used in the Annex means only Dealer, (b) the term “Pledgor” as used in the Annex means only Counterparty, and (c) only Counterparty makes the pledge and grant in Paragraph 2 of the Annex, the acknowledgment in the final sentence of Paragraph 8(a) of the Annex and the representations in Paragraph 9 of the Annex.

(m)         Transfer Timing. From and after the Collateral Change Date, Paragraph 4(b) of the Agreement is hereby amended by (i) deleting the word “next” in the third line there and replacing it with the word “same” and (ii) deleting the word “second” in the fifth line thereof and replacing it with the word “next”.

Account Details:

Payments to Dealer:

FEDWIRE PAYMENTS

ABA No. 026004226

Bank: Société Générale, New York

Account No.: 196002

CHIPS PAYMENTS

ABA No: 422

Bank: Société Générale, New York

Account No.: 196002

Posted Collateral in the form of securities:

To be advised

Payments to Counterparty:	To be advised

Offices:	The Office of Dealer for the Transaction is London

(n)	Matters relating to Dealer and SG Americas Securities LLC (the “Agent”):

(i) Dealer is not registered as a broker or dealer under the Exchange Act. Agent has acted solely as agent for Dealer and Counterparty to the extent required by, and solely for the purpose of, Section 15a-6 of the Exchange Act and not for any other purpose, in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. Absent fraud or willful misconduct by Agent, the parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(ii) Agent may have been paid a fee by Dealerin connection with the Transaction. Further details will be furnished upon written request.

(iii) The time of the Transaction will be furnished by Agent upon written request.

THIS MESSAGE WILL BE THE ONLY FORM OF CONFIRMATION DISPATCHED BY US. PLEASE EXECUTE AND RETURN IT VIA EMAIL TO THE CONTACT PROVIDED FOR NOTICES ABOVE. IF YOU WISH TO EXCHANGE HARD COPY FORMS OF THESE CONFIRMATIONS PLEASE CONTACT US.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of each Transaction to which each of these Confirmations relate and indicates your agreement to those terms. Dealer will make the times of execution of this Transaction available upon request.

We are very pleased to have concluded this Transaction with you.

Kind regards,

SOCIETE GENERALE

By:
Name: Florence Nicolai
Title: Director

Confirmed and Acknowledged as of the date first above written:

MHR CAPITAL PARTNERS (100) LP

BY: MHR Advisors LLC, its general partner

By:
Name: Janet Yeung
Title: Authorized Signatory

ANNEX A

List of Counterparty Persons Who Are to Receive Notices

Name	Telephone	Email
Janet Yeung	212 262 0005	jyeung@mhrfund.com
David Schultz	212 728 5977	dschultz@omm.com
Denis Smith	212 262 0005	dsmith@mhrfund.com

ANNEX B

Spread:	85 basis points per annum

Independent Amount with respect to Counterparty:

On each day from and after the date hereof, Independent Amount with respect to Counterparty shall be 100% of the Notional Amount as of that day (and prior to the Trade Date, the Notional Amount for this purpose will equal the number of Shares hedged on or prior to such date multiplied by the Adjusted Initial Reference Price calculated based on the number of Shares hedged on or prior to such date, assuming (for this purpose only) that the Trade Date used for determining the Hedging Period Day Count Fraction will be September 14, 2012); provided, however, that from and after a date designated by Dealer by notice to Counterparty (the “Collateral Change Date”), Independent Amount with respect to Counterparty shall be a lesser percentage of Notional Amount as specified by Dealer.

For the avoidance of doubt, and without limiting any other provisions in this Agreement, the first Independent Amount under this Confirmation will be notified by Dealer to Counterparty at the close of the Exchange on the first date of hedging by the Dealer and payment of such Independent Amount will be due the immediately following Business Day.

Exposure:

Prior to the occurrence of the Collateral Change Date, this Transaction will be excluded from the calculation of Exposure for purposes of the Credit Support Annex, thereafter this Confirmation and the Transaction hereunder shall be included in the calculation of Exposure.

Eligible Collateral:

On the Trade Date, and until the Collateral Change Date, Eligible Collateral for Counterparty shall consist of USD Cash only; provided, however, thereafter Eligible Collateral for Counterparty shall consist of any of the types listed as applicable in Section 13(b)(ii) of the Confirmation.

Averaging Dates:

The 15 Exchange Business Days immediately following and including the Final Date, or such other period as the parties may agree. For the avoidance of doubt, Dealer may extend the Averaging Date period and thereby postpone the Cash Settlement Payment Date for the Transaction to the extent deemed necessary, upon the advice of outside counsel, to comply with Rule 144 under the Securities Act in disposing of any Hedge Position due to any status by Counterparty as an affiliate of the Issuer.

Change in Law:

Applicable, except that (1) the definition of Change in Law shall be amended by adding the following language in the fifth line after “authority),” and before “a party”: “or (C) due to an event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of the Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights, or (D) due to the Issuer subjecting holders of the Shares to differential treatment with regard to payment of dividends or distributions,” and (2) if only subsection (Y) of the definition is applicable, the sole remedy for Dealer shall be a Price Adjustment as determined by Dealer in a commercially reasonable manner.

ANNEX C

Dealer Name

[DATE]

[MHR Capital Partners (100) LP— Notice details]

RE: Forward Sale Transaction - Our Transaction Reference Number:

Dear Sir / Madam,

As referenced in the Confirmation, dated as of June [__], 2012, entered into between Dealer (“Dealer”) and MHR Capital Partners (100) LP (“Counterparty”), we hereby include a completed Annex C for the following Transaction.

Trade Date
Number of Shares
Initial Reference Price
Adjusted Initial Reference Price
Notional Amount
Floating Rate for the initial Compounding Period

Any capitalized terms used but not defined herein shall have their respective meanings as assigned in the Confirmation.

Kind regards,

DEALER

By:
Name:
Title:

By:
Name:
Title: